UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
April 3, 2007 (March 30, 2007)
Centex Corporation
(Exact name of registrant as specified in its charter)

Nevada	1-6776	75-0778259
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

2728 N. Harwood Street, Dallas, Texas	75201
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number including area code:   (214) 981-5000
Not Applicable
(Former name or former address if changed from last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01. Completion of Acquisition or Disposition of Assets.
     On March 30, 2007, Centex Corporation, a Nevada corporation (“Centex”), completed the sale of all of the issued and outstanding capital stock of Centex Construction Group, Inc., a Nevada corporation (“Construction Services”), pursuant to the Stock Purchase Agreement, dated January 31, 2007 (the “Stock Purchase Agreement”), among Centex, Construction Services, Balfour Beatty, Inc., a Delaware corporation (the “Purchaser”), and Balfour Beatty plc, a company organized under the laws of England and Wales (“Balfour Beatty”). As a result of the sale, Construction Services is no longer a subsidiary of Centex and has changed its name to Balfour Beatty Construction Group, Inc. In future periods, the historical results of operations of Construction Services will be reported by Centex as a component of discontinued operations. Centex previously announced that it had entered into the Stock Purchase Agreement in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 6, 2007.
     Construction Services is the entity through which Centex formerly conducted its business relating to commercial construction services. Construction Services’ operations involve the construction of buildings for both private and government institutions, including educational institutions, hospitals, multi-unit residential, correctional institutions, airport facilities, office buildings, hotels and resorts and sports facilities. Construction Services provides a range of commercial contracting services, including construction management, general contracting, design-build and preconstruction services. For additional information regarding Construction Services and its business, financial condition and results of operations, please see Centex’s Annual Report on Form 10-K for the year ended March 31, 2006 and subsequent periodic reports filed by Centex with the SEC.
     The purchase price paid by the Purchaser in consideration of the outstanding shares of capital stock of Construction Services consisted of the following:
     (a) an initial purchase price equal to $362.0 million (a portion of which is subject to a post-closing adjustment); and
     (b) certain additional cash payments (the “Additional Payments”) in an aggregate amount equal to $60.0 million to be made over a 15-year period after the closing.
     The Additional Payments will be made in connection with an election with respect to this transaction pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”). The Purchaser will make the Additional Payments in installments of $4.0 million per annum over a period of 15 years. If the Code is amended so that the Purchaser is no longer entitled to the benefits of the Section 338(h)(10) election, the amount of the Additional Payments will be subject to change to ensure that any subsequent payments to be made by the Purchaser do not exceed 50% of the tax benefits to be realized by it thereafter as a result of such election.
     The Stock Purchase Agreement also required Centex and Construction Services to make certain payments (the “Pre-Closing Payments”) to each other in order, among other things, to settle the principal outstanding intercompany obligations between the parties. As a result, the following obligations were satisfied and paid in full at the closing:

     (1) all outstanding cash advances made to Centex by Construction Services or any of its subsidiaries;
     (2) all other intercompany obligations (other than obligations arising from certain ongoing construction projects and other ordinary course arrangements) owing by Centex to Construction Services or its subsidiaries or by Construction Services or its subsidiaries to Centex (as the case may be); and
     (3) an obligation on the part of Construction Services to pay a dividend to Centex equal to the stockholder’s equity of Construction Services (subject to certain adjustments).
The net effect of the foregoing payments was that Centex was obligated to pay $228.2 million to Construction Services at the closing. This net payment effectively reduced the amount of cash received by Centex at the closing from $362.0 million to $133.8 million.
     The Stock Purchase Agreement provides for a post-closing adjustment, which is intended to reflect a final calculation of, among other things, certain reserves of Construction Services and its subsidiaries and each of the Pre-Closing Payments. Centex currently expects that the procedures required to effect the post-closing adjustment to the Initial Purchase Price will be completed in accordance with the terms of the Stock Purchase Agreement within approximately 90 to 120 days after the closing date. If the parties are not able to reach agreement on the post-closing adjustment, any items in dispute will be submitted to and resolved by an accounting arbiter. In general, there can be no assurance as to the timing of the completion of this adjustment or as to the results thereof.
     Balfour Beatty is a party to the Stock Purchase Agreement principally in its capacity as guarantor. In such capacity, Balfour Beatty has unconditionally guaranteed the payment in full of all amounts owing by the Purchaser under the Stock Purchase Agreement and the performance by it of all other obligations thereunder.
     Balfour Beatty, established in 1909, is a public limited corporation organized under the laws of England and Wales. Balfour Beatty engages in, among other things, business related to building, building management, civil engineering, rail engineering and investments.
     From time to time prior to the closing, Construction Services arranged for the issuance of bid, performance, payment, maintenance, warranty and other bonds (“CCG Surety Bonds”) in connection with construction projects, and Centex agreed to indemnify the issuers of certain of these bonds against any losses they may suffer in respect thereof. The Stock Purchase Agreement provides that the Purchaser will indemnify Centex against any and all losses arising out of its obligations with respect to the CCG Surety Bonds (“Indemnified Bond Obligations”). Furthermore, in order to obtain additional protection from an independent financial institution against possible future liability in respect of the CCG Surety Bonds, Centex entered into an Indemnification and Reimbursement Agreement (the “Indemnification Agreement”) with Merrill Lynch Mortgage Capital Inc. (“Merrill Lynch”), pursuant to which Merrill Lynch has agreed to indemnify Centex against the Indemnified Bond Obligations in exchange for a fee paid by Centex. Under the Indemnification

Agreement, the indemnity obligations of Merrill Lynch are subject to a cap, which will initially be equal to $2.0 billion and will decline in accordance with an agreed upon schedule until March 31, 2016, at which point such obligations will terminate. All obligations of Merrill Lynch under the Indemnification Agreement are fully and unconditionally guaranteed by Merrill Lynch & Co., Inc.
     The foregoing includes a summary of certain provisions of the Stock Purchase Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the text of the Stock Purchase Agreement, which is filed as an exhibit hereto.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
5.02(e)
     On March 31, 2007, Mr. Andrew J. Hannigan’s employment with Centex Corporation (the “Company”) and its subsidiaries terminated. Mr. Hannigan was a named executive officer of the Company in its proxy statement for the 2006 annual meeting of stockholders.
     On December 20, 2006, the Company announced that Mr. Hannigan would retire on March 31, 2007, after 30 years of service to Centex Homes. Mr. Hannigan was an executive officer and most recently served as president and chief operating officer of the East Operating Region of Centex Homes, the entity through which the Company conducts its principal homebuilding operations. Mr. Hannigan agreed to accelerate his intended departure date by two years to March 31, 2007 at the Company’s request. Under these circumstances, Mr. Hannigan will be entitled to certain benefits under the Company’s Executive Severance Policy (the “Severance Policy”) in connection with the termination of his employment, which consist of the following:
•	a cash severance payment equal to 1.5x the sum of his current base salary plus his fiscal 2007 target cash bonus; and

•	accelerated vesting of his long-term incentive awards that would otherwise have become vested during the 1.5 year period after termination.
     Based on the applicable provisions of the Severance Policy, the Company expects that the principal benefits to be received by Mr. Hannigan upon the termination of his employment will be (i) a cash severance payment equal to approximately $7.7 million, (ii) accelerated vesting of certain stock and deferred compensation awards, with the result that the unvested portions of all awards granted to him for fiscal 2005 and approximately one-third of the awards granted to him for fiscal 2006 will become vested, and (iii) an amount related to his incentive compensation for fiscal 2007, which will be determined in May at the same time as other executive officers. For additional information regarding the Severance Policy, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 8, 2006. In addition, for additional information regarding long-term incentive awards made to Mr. Hannigan for fiscal 2005 and 2006, please see the Company’s Proxy Statement for its 2006 annual stockholders meeting filed with the SEC on June 12, 2006 and its Current Report on Form 8-K filed with the SEC on May 16, 2006.
     Mr. Hannigan has signed an Executive Separation Agreement in the form prepared by the Company, which agreement contains confidentiality and nonsolicitation covenants that meet the requirements of the Severance Policy. A copy of the agreement is attached as Exhibit 99.2 to this report.
Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits

Exhibit
Number	Description

2.1	Stock Purchase Agreement, dated as of January 31, 2007, among Centex Construction Group, Inc., Centex Corporation, Balfour Beatty, Inc. and Balfour Beatty plc (incorporated by reference from the Current Report on Form 8-K, dated February 6, 2007, filed by Centex with the Securities and Exchange Commission). In accordance with the instructions to Item 601(b)(2) of Regulation S-K, the schedules to the foregoing Stock Purchase Agreement are not filed herewith. The Stock Purchase Agreement identifies such schedules, including the general nature of their content. Centex undertakes to provide such schedules to the Securities and Exchange Commission upon request.

99.1	Press Release dated April 2, 2007

99.2	Executive Separation Agreement between Andrew J. Hannigan and Centex Homes effective March 30, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTEX CORPORATION
By:	/s/ James R. Peacock III
James R. Peacock III
Vice President, Deputy General Counsel and Secretary

Date: April 3, 2007

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Stock Purchase Agreement, dated as of January 31, 2007, among Centex Construction Group, Inc., Centex Corporation, Balfour Beatty, Inc. and Balfour Beatty plc (incorporated by reference from the Current Report on Form 8-K, dated February 6, 2007, filed by Centex with the Securities and Exchange Commission). In accordance with the instructions to Item 601(b)(2) of Regulation S-K, the schedules to the foregoing Stock Purchase Agreement are not filed herewith. The Stock Purchase Agreement identifies such schedules, including the general nature of their content. Centex undertakes to provide such schedules to the Securities and Exchange Commission upon request.

99.1	Press Release dated April 2, 2007

99.2	Executive Separation Agreement between Andrew J. Hannigan and Centex Homes effective March 30, 2007